CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-138560 on Form N-1A of our reports dated December 20, 2024, relating to the financial statements and financial highlights of the Pioneer Floating Rate Fund and Pioneer Equity Premium Income Fund, appearing in Form N-CSR of Pioneer Series Trust VI for the year ended October 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information as “experts”, which are part of such Registration Statement.

Boston, Massachusetts

February 26, 2025